An Annual Meeting of Shareholders of Pilgrim Prime Rate Trust (the "Trust") was held on August 25, 2000 at 8:00 a.m., local time, at the offices of the Trust, 40 North Central Avenue, Suite 1200, Phoenix, Arizona 85004 for the following purposes:

1. To elect eleven trustees ("Trustees") to serve until their successors are elected and qualified;

                                              SHARES VOTED
                           SHARES              AGAINST OR
                          VOTED FOR             WITHHELD               TOTAL
                          ---------             --------               -----
Al Burton               75,182,969             1,733,138            76,916,107
Paul S. Doherty         75,296,917             1,619,190            76,916,107
Robert B. Goode, Jr.    75,257,437             1,658,670            76,916,107
Alan L. Gosule          75,306,147             1,609,960            76,916,107
Walter H. May           75,349,678             1,566,429            76,916,107
Jock Patton             75,325,016             1,591,091            76,916,107
David W.C. Putnam       75,323,945             1,592,162            76,916,107
John R. Smith           75,108,393             1,807,714            76,916,107
Robert W. Stallings     75,337,378             1,578,729            76,916,107
John G. Turner          75,329,020             1,587,087            76,916,107
David W. Wallace        75,120,574             1,795,533            76,916,107

         The following persons were elected at the Meeting and currently serve as the Board of Trustees of the Trust: Al Burton, Paul S. Doherty, Robert B. Goode, Alan L. Gosule, Walter H. May, Jock Patton, David W.C. Putnam, John R. Smith, Robert W. Stallings, John G. Turner and David W. Wallace.

2. To approve the following amendments in connection with the Trust's ability to issue a preferred class of shares ("Preferred Shares"):

     a. To approve amendments to the Trust's Agreement and Declaration of Trust;

               AFFIRMATIVE VOTES          NEGATIVE VOTES
               -----------------          --------------
                  54,688,727                4,052,134

     b.   To approve amendments to the Trust's fundamental investment policies;

               AFFIRMATIVE VOTES          NEGATIVE VOTES
               -----------------          --------------
                  54,190,090                4,602,707

     c. To approve amendments to the Investment Management Agreement between the Trust and Pilgrim Investments, Inc. ("Pilgrim Investments");

               AFFIRMATIVE VOTES          NEGATIVE VOTES
               -----------------          --------------
                   53,970,551               4,766,922

3. To approve a new Investment Management Agreement between the Trust and Pilgrim Investments to reflect the acquisition of Pilgrim Investments by ING Groep N.V. ("ING"), with no change in the advisory fees payable to Pilgrim Investments:

               AFFIRMATIVE VOTES          NEGATIVE VOTES
               -----------------          --------------
                   55,030,820               3,470,147

4. To ratify the appointment of KPMG LLP as independent auditors for the Trust for the fiscal year ending February 28, 2001.

               AFFIRMATIVE VOTES          NEGATIVE VOTES
               -----------------          --------------
                   74,221,896                806,566